Exhibit 10.15

Vital Images, Inc.

5850 Opus Parkway, Suite 300

Minnetonka, MN 55343-4414

Subject: Retention Bonus Offer

DATE:  April 27, 2011

Peter J. Goepfrich

4809 School  Road

Edina, MN 55424

Dear Peter,

As you know, Vital Images Inc. (the “Company”) is entering into an agreement by and among Toshiba Medical Systems Corporation., a company formed under the laws of Japan (“Toshiba”), Magenta Corporation, a Minnesota corporation and a wholly-owned, direct subsidiary of Toshiba (“Merger Sub”), and the Company pursuant to which the Company will merge with and into Merger Sub, with the Company surviving as a wholly-owned subsidiary of Toshiba (the “Merger”).  While transitions can be challenging, your skills and ongoing contributions to the Company are of great importance to both the Company and Toshiba. We expect that you will play a critical role in helping us consummate the Merger and in the ongoing success of the business following the Merger, and for this reason, we are taking some steps that we hope make very clear the value of staying with the Company at least through the transition period following the Merger covered by the special retention bonus described below (the “retention period”). These steps include a guaranteed minimum level of annual bonus payment for 2011, along with the special retention bonus.

Minimum Guaranteed Bonus for 2011

We know that the changes created by a transaction can be many and that critical tasks you will have to undertake may not have even been contemplated when the annual goals for your 2011 Company bonus were set. For this reason, the Company will guarantee a minimum payment of 100% of your ‘at target’ levels for your 2011 annual bonus (the “2011 Bonus”). This way you have every incentive to do what’s right for the business now, without being hindered by goals that may have been set without today’s challenges in mind.

To receive your guaranteed 2011 Bonus, you must (i) sign this agreement to accept this offer, (ii) sign the amendment to your employment agreement and/or change in control agreement, if applicable, which have been provided to you under separate cover, and (iii) remain employed with Toshiba or the Company your “Termination Date,” set forth below.  The bonus will be paid on March 31, 2012.  Notwithstanding the immediately preceding sentence, if your employment is terminated due to your death, by the Company other than for “Cause” (as defined in your change in control agreement) or due to your permanent disability, or you resign from employment for Good Reason (as defined in your change in control agreement) prior to your Termination Date, you will remain entitled to receive your guaranteed 2011 Bonus on March 31, 2012.   If you are involuntarily terminated for “Cause,” or you resign without Good Reason prior to your Termination Date, your guaranteed 2011 Bonus will be automatically forfeited. Your “Termination Date” shall occur on the date that is the six (6) month anniversary of the closing date of the Merger.  This bonus payment guarantee will be invalidated if the Merger does not close.

The Special Retention Bonus Plan (“Retention Bonus”)

If you meet the criteria set forth below in the section entitled, “Conditions for Payment of Retention Bonus,” you will be entitled to receive Retention Bonus payments, payable on reaching each successive Executive Payment Trigger Date set forth in the chart below and totaling up to $112,500 provided that each payment will be made only if you are employed with the Company on the applicable Executive Payment Trigger Date for the applicable payment. The aggregate Retention Bonus is in addition to your guaranteed 2011 Bonus and any other amounts that may be due to you under other agreements.

Conditions for Payment of Retention Bonus

To receive your Retention Bonus payments you must:

•      Sign this agreement to indicate your desire to accept this offer to participate in the program and to receive the Retention Bonus,

•      Sign the amendment to your employment agreement and/or change in control agreement, if applicable, which have been provided to you under separate cover,

•      Subject to the exceptions in the attached Frequently Asked Questions, serve through the Executive Payment Trigger Date, and

•      Be actively employed with the Company or Toshiba at the time of the applicable Executive Trigger Date (or be on an approved leave of absence).

No payments will be made if the Merger does not close.

How Retention Bonus Payments Will Work

If you meet all of the conditions of the Retention Bonus, you will receive the amount specified in this letter in one payment as follows:

	Executive Payment Trigger Dates	Payable Portion of Full Retention Bonus for Executive
1st Payout	Close of the transaction	1/6
2nd Payout	Completion of 6 months of service following close of the transaction	5/6

Additional Terms of Retention Bonus

Additional terms of the Retention Bonus are set forth in the attached Frequently Asked Questions, which are incorporated hereby into this letter agreement.

Other Compensation Matters

Your base salary as of the effective date of the Merger shall be your minimum base salary throughout the retention period.  You shall be eligible for increases in base salary and bonus opportunity percentage on the same basis as the other similarly situated employees of Toshiba.

Terms of Employment

If you are an employee with an employment and/or severance agreement, the Retention Bonus will operate independently of such agreement(s). It is not intended to alter or in any way affect the terms of such agreements(s), nor will it provide a guarantee of employment for specific periods of time.

This letter agreement is governed by New York law and may only be amended in writing by execution of (i) the parties hereto and (ii) Toshiba or the Merger Sub.  In the event the Merger does not close, this letter agreement will be null and void.

In Closing

This offer reflects the high value the Company and Toshiba place on your hard work and your personal effort. We trust that this offer is an effective way to recognize you, retain your services and support you throughout this critical time.

Yours sincerely,

VITAL IMAGES, INC.

By:	/s/Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer

Acknowledgement and consent

I have read and understand these terms and conditions to receive Retention Bonus payments and I agree to participate according to those terms and conditions.  I understand that receiving Retention Bonus payments does not affect and modify the nature of my employment relationship with the Company.

Signed:	/s/Peter J. Goepfrich

Print name:	Peter J. Goepfrich

Date:	April 27, 2011

Frequently Asked Questions

Regarding the Retention Bonus Payments

When is the retention bonus payment to be made?

Payments will be made in the first payroll cycle following the Executive Payment Trigger Date as listed in your retention bonus offer letter.

How is the retention bonus paid?

The retention bonus payment will be paid through the regular payroll process.

Is the bonus taxable?

Yes, the bonus is subject to taxation and will be paid net of all applicable tax withholdings.

What if my employment ends prior to the end of the retention period?

If you are involuntarily terminated other than for “Cause” (as defined in your change in control agreement), or you resign from employment for Good Reason (as defined in your change in control agreement) prior to your Termination Date, you will be entitled to receive any unpaid retention bonus payment.   Payment will be made on the first payroll period following the termination of your employment.   If you are involuntarily terminated for “Cause,” or you resign without Good Reason, you will not be eligible for any remaining Retention Bonus payments.

What if my employment ends during the retention period because I am terminated by the Company due to permanent disability?

The full retention bonus you would have received had you stayed for the entire retention period, offset by any amounts already paid, will be paid to you on the first payroll period following the termination of your employment.

What if I die during the retention period?

The full retention bonus you would have received had you stayed the entire 6 months, offset by any amounts already paid, will be paid to your estate on the first payroll period following the termination of your employment.

Who else received a retention bonus? Is everyone receiving a bonus?

Only select individuals that are critical for the business are part of the retention bonus program.  As a result, the retention program will not be discussed with the entire employee group, and you are required to respect the confidential nature of this bonus by not discussing it with anyone other than your tax advisor, attorney and/or members of your immediate family.